Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2023 RESULTS
TAMPA, FL, November 7, 2023 - The Mosaic Company (NYSE: MOS), reported net loss of $4 million, or $(0.01) per diluted share, for the third quarter of 2023. Adjusted EPS(1) was $0.68 and Adjusted EBITDA(1) was $594 million.
“Our third quarter results highlight the versatility of our business. Destocking inventories in Brazil early in the year left us well positioned for the second half of 2023 and 2024,” said CEO Joc O’Rourke. “As we look ahead, our outlook is positive. Around the world, growers are incentivized to maximize yields through appropriate levels of fertilizer application. As a result, demand for our products has rebounded this year, and we expect robust demand through 2024.”

Highlights:
•Third quarter revenues totaled $3.5 billion, down 34 percent from the year ago period, reflecting the impact of lower selling prices. The gross margin rate in the third quarter was 11.5 percent, down from 28.1 percent in the year ago period.
•Net loss in the third quarter totaled $4.2 million, compared with net earnings of $842 million in the year ago period. Current period results reflected the after-tax impact of notable items totaling $231 million, mainly reflecting the impact of a foreign currency transaction loss and an adjustment to asset retirement obligations. Adjusted EBITDA(1) totaled $594 million, compared with $1.7 billion in the third quarter of 2022. Cash from operating activities totaled $647 million and free cash flow(1) totaled $335 million. This compares to $889 million and $587 million, respectively, in the year ago period.
•Potash operating earnings were $200 million in the third quarter, compared to $793 million last year. Adjusted EBITDA(1) totaled $267 million, compared to $871 million in the same period last year, reflecting the impact of lower prices. The Colonsay potash mine was restarted in the third quarter to help meet strong North American demand during Esterhazy's planned turnaround in July.
•Phosphate reported an operating loss of $58 million in the third quarter, compared to operating income of $131 million in the prior year period. Adjusted EBITDA(1) totaled $201 million, compared to $481 million in the third quarter of 2022. Segment results reflect the impact of lower prices and production impacts following Hurricane Idalia and the power outage in Louisiana, partially offset by lower raw material costs.
•Mosaic Fertilizantes reported operating earnings of $77 million in the third quarter, compared to $323 million in the prior year period. Adjusted EBITDA(1) totaled $147 million during the quarter, down from $343 million in the third quarter of 2022, reflecting the impact of lower nutrient prices. Following inventory destocking that was completed early in the second quarter, third quarter distribution margins returned to historically normal levels and are expected to improve further through the end of the year.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Capital Allocation Strategy
The company remains committed to a disciplined capital allocation strategy:
•Total capital expenditures are expected to be in the range of $1.3-$1.4 billion for 2023 and trend lower in 2024. Mosaic continues to focus on high-returning investments with modest capital requirements.
•Mosaic has returned $893 million of capital to shareholders through the third quarter of 2023, including share repurchases totaling $150 million in the third quarter. Mosaic remains committed to returning effectively all excess cash to shareholders in 2023 through a combination of dividends and share repurchases.
•Having already met its long-term debt reduction target of $1 billion, Mosaic is committed to maintaining a strong balance sheet that is sustainable through the cycle. Mosaic expects to refinance its upcoming $900 million maturity.

Third Quarter Segment Results

Potash Results	Q3 2023	Q2 2023	Q3 2022
Sales Volumes million tonnes*	2.2	2.2	2.1
MOP Selling Price(2)	$266	$326	$666
Gross Margin (GAAP) per tonne	$95	$155	$373
Adjusted Gross Margin (non-GAAP) per tonne(1)	$95	$155	$373
Operating Earnings - millions	$200	$328	$793
Segment Adjusted EBITDA(1) - millions	$267	$408	$871
*Tonnes = finished product tonnes

Net sales in the Potash segment totaled $720 million, down from $1.4 billion one year ago. Gross margin was $210 million compared to $799 million in the third quarter of 2022, driven by lower average selling prices. Gross margin per tonne was $95 compared to $373 in the prior-year period.
Total potash production was 1.9 million tonnes, down from 2.3 million tonnes in the prior year period, reflecting the impact of Esterhazy's turnaround during the quarter. Sales volumes totaled 2.2 million tonnes, up from 2.1 million tonnes in the prior year quarter.
Sales volumes in the fourth quarter are expected to be in the range of 2.4-2.6 million tonnes. We expect realized mine-gate MOP prices in the range of $235-$260 per tonne.

Phosphate Results	Q3 2023	Q2 2023	Q3 2022
Sales Volumes million tonnes*	1.7	1.9	1.7
DAP Selling Price(4)	$487	$585	$809
Gross Margin (GAAP) per tonne	$53	$112	$217
Adjusted Gross Margin (non-GAAP) per tonne(1)	$53	$129	$222
Operating Earnings - millions	$(58)	$146	$131
Segment Adjusted EBITDA(1) - millions	$201	$385	$481
*Tonnes = finished product tonnes

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Net sales in the Phosphate segment were $1.0 billion, down from $1.6 billion in the prior year period. Gross margin was $88 million, compared to $358 million for the same period a year ago, as lower prices and higher conversion costs were partially offset by lower raw material costs. Gross margin per tonne was $53 compared to $217 in the prior-year period.
Production of finished phosphates totaled 1.6 million tonnes, down 4 percent year-over-year, and sales volumes totaled 1.7 million tonnes, in line year-over-year. Production volumes during the quarter were impacted by Hurricane Idalia in Florida and by the outage in Louisiana following a power disruption by the local utility.
Mosaic expects sales volumes in the fourth quarter to be 1.6-1.8 million tonnes. DAP prices at the plant are expected to be in the range of $530-$580 per tonne. Fourth quarter realized stripping margins are expected to be higher than the third quarter.

Mosaic Fertilizantes Results	Q3 2023	Q2 2023	Q3 2022
Sales Volumes million tonnes*	3.1	2.4	2.8
Finished Product Selling Price	$566	$595	$931
Gross Margin (GAAP) per tonne	$35	$5	$123
Adjusted Gross Margin (non GAAP) per tonne(1)	$35	$11	$118
Operating Earnings - millions	$77	$(20)	$323
Segment Adjusted EBITDA(1) - millions	$147	$66	$343
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $1.7 billion, down from $2.6 billion in the prior year period due to lower pricing. Gross margin was $106 million, compared to $348 million for the same period a year ago.
Inventory destocking was completed in the first half of 2023, and this resulted in third quarter distribution margins of $34 per tonne. Fourth quarter distribution margins are expected to be in the range of $40-$50 per tonne.
Other
Selling, general, and administrative costs (SG&A) were $120 million, down from $125 million in the year-ago period. The effective tax rate during the quarter was 31.7 percent. During the quarter, a non-cash settlement charge related to Canadian pension obligations resulted in other expenses of $42 million.
Mosaic recognized earnings from equity investments of $16 million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Market Outlook
Global grain and oilseed markets are expected to remain tight well into 2024. Crop production, threatened by geopolitical unrest, weather extremes and reduced fertilization, is struggling to keep up with strong demand driven by secular demographic changes and growing consumption from renewable fuels. As a result, global stocks-to-use ratios for grains and oilseeds are expected to remain under pressure for the foreseeable future.
Today's constructive agriculture back drop and favorable economics incentivize growers to maximize yields. After two years of under application, growers are seeking to replenish soil nutrients. In North America, a robust spring application season was followed by a successful summer fill program and very strong fall application. Brazil's Safra season led to a recovery of shipments and lower inventories, particularly for phosphate fertilizers. Across most major growing regions around the world, inventories of potash and phosphates have been depleted and will need to be replenished in 2024.
Potash supply remains uncertain. Belarusian exports in 2023 are expected to be down 3-4 million tonnes from pre-sanction levels, and only modest increases are expected for 2024 exports. Logistical constraints and geopolitical events are limiting other producers' ability to make up the shortfall. In phosphates, China's exports are expected to remain capped as domestic agriculture and industrial demand is prioritized over fertilizer exports. These factors together suggest global phosphates and potash markets will remain tight through the rest of the year and into 2024.
2023 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2023:

Modeling Assumptions	Full Year 2023
Total Capital Expenditures	$1.3 - 1.4 billion
Depreciation, Depletion & Amortization	$850 - $900 million
Selling, General, and Administrative Expense	$475 - $500 million
Net Interest Expense	$150 - $170 million
Effective tax rate	Mid 20’s %
Cash tax rate	Mid 30's %
Sensitivities Table
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2022 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2022 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $60 million (5)	$632
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $90 million	$804
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.16
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Wednesday, November 8, 2023, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 0099306 . All earnings-related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended December 31, 2021, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2023, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.69):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(107)	$27	$(0.23)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(45)	12	(0.10)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(2)	1	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(6)	1	(0.01)
ARO Adjustment	Phosphate	Other operating income (expense)	(123)	32	(0.28)
Environmental reserve	Phosphate	Other operating income (expense)	(3)	1	(0.01)
Pension plan termination settlement	Potash	Other non-operating income (expense)	(42)	10	(0.10)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	22	0.07
Total Notable Items			$(340)	$109	$(0.69)
For the three months ended September 30, 2022, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.80):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(61)	$16	$(0.13)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(76)	20	(0.16)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	4	(0.02)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	14	(4)	0.03
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(12)	(0.04)
ARO Adjustment	Phosphates	Other operating income (expense)	(143)	36	(0.31)
Environmental reserve	Phosphates	Other operating income (expense)	(71)	18	(0.15)
Hurricane Ian idle costs	Phosphates	Cost of goods sold	(9)	2	(0.02)
Insurance proceeds	Phosphates	Other operating income (expense)	4	(1)	0.01
ARO Adjustment	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	(0.01)
Total Notable Items			$(357)	$80	$(0.80)

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$3,548.3	$5,348.5	$10,546.6	$14,643.9
Cost of goods sold	3,138.7	3,846.5	8,895.5	9,856.5
Gross margin	409.6	1,502.0	1,651.1	4,787.4
Selling, general and administrative expenses	119.9	124.5	377.5	365.1
Other operating expense	143.9	222.8	214.0	337.6
Operating earnings	145.8	1,154.7	1,059.6	4,084.7
Interest expense, net	(17.4)	(30.6)	(94.5)	(104.0)
Foreign currency transaction (loss) gain	(96.9)	(61.1)	103.0	22.4
Other expense	(50.1)	(2.3)	(66.1)	(37.8)
(Loss) earnings from consolidated companies before income taxes	(18.6)	1,060.7	1,002.0	3,965.3
(Benefit from) provision for income taxes	(5.9)	276.6	220.8	1,018.3
(Loss) earnings from consolidated companies	(12.7)	784.1	781.2	2,947.0
Equity in net earnings of nonconsolidated companies	15.8	72.1	60.0	138.7
Net earnings including noncontrolling interests	3.1	856.2	841.2	3,085.7
Less: Net earnings attributable to noncontrolling interests	7.3	14.5	41.6	26.1
Net (loss) earnings attributable to Mosaic	$(4.2)	$841.7	$799.6	$3,059.6
Diluted net (loss) earnings per share attributable to Mosaic	$(0.01)	$2.42	$2.39	$8.50
Diluted weighted average number of shares outstanding	331.5	347.7	335.1	360.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$591.0	$735.4
Receivables, net, including affiliate receivables of $175.8 and $291.5, respectively	1,399.2	1,699.9
Inventories	2,453.2	3,543.1
Other current assets	713.4	578.2
Total current assets	5,156.8	6,556.6
Property, plant and equipment, net of accumulated depreciation of $9,596.1 and $8,944.9, respectively	13,140.1	12,678.7
Investments in nonconsolidated companies	910.5	885.9
Goodwill	1,115.3	1,116.3
Deferred income taxes	801.7	752.3
Other assets	1,530.0	1,396.2
Total assets	$22,654.4	$23,386.0
Liabilities and Equity
Current liabilities:
Short-term debt	$299.8	$224.9
Current maturities of long-term debt	954.6	985.3
Structured accounts payable arrangements	600.6	751.2
Accounts payable, including affiliate payables of $269.8 and $353.2, respectively	1,105.7	1,292.5
Accrued liabilities	1,735.6	2,279.9
Total current liabilities	4,696.3	5,533.8
Long-term debt, less current maturities	2,402.2	2,411.9
Deferred income taxes	1,017.8	1,010.1
Other noncurrent liabilities	2,331.0	2,236.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 393,866,695 shares issued and 328,333,935 shares outstanding as of September 30, 2023, 391,964,464 shares issued and 339,071,423 shares outstanding as of December 31, 2022	3.3	3.4
Capital in excess of par value	—	—
Retained earnings	14,156.5	14,203.4
Accumulated other comprehensive loss	(2,109.5)	(2,152.2)
Total Mosaic stockholders' equity	12,050.3	12,054.6
Noncontrolling interests	156.8	139.6
Total equity	12,207.1	12,194.2
Total liabilities and equity	$22,654.4	$23,386.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net cash provided by operating activities	$647.4	$888.8	$1,869.1	$2,980.1
Cash Flows from Investing Activities:
Capital expenditures	(411.7)	(353.7)	(1,043.5)	(906.8)
Purchases of available-for-sale securities - restricted	(227.9)	(33.7)	(1,039.7)	(459.6)
Proceeds from sale of available-for-sale securities - restricted	214.9	29.4	1,011.7	444.6
Proceeds from sale of business	—	—	158.4	—
Acquisition of business	—	—	(41.0)	—
Other	2.6	3.4	(0.9)	5.3
Net cash used in investing activities	(422.1)	(354.6)	(955.0)	(916.5)
Cash Flows from Financing Activities:
Payments of short-term debt	(1,466.3)	(39.3)	(6,761.9)	(158.6)
Proceeds from issuance of short-term debt	1,537.6	22.5	6,837.1	152.8
Payments of inventory financing arrangement	—	(200.6)	(601.4)	(1,451.0)
Proceeds from inventory financing arrangement	—	401.1	601.4	1,348.8
Payments of structured accounts payable arrangements	(238.7)	(373.4)	(1,010.6)	(1,144.1)
Proceeds from structured accounts payable arrangements	238.6	224.2	834.0	1,020.6
Collections of transferred receivables	290.9	600.1	1,468.6	1,283.6
Payments of transferred receivables	(381.1)	(598.9)	(1,468.6)	(1,363.5)
Payments of long-term debt	(15.7)	(15.9)	(44.8)	(44.5)
Repurchases of stock	(150.0)	(601.8)	(606.0)	(1,601.2)
Cash dividends paid	(66.4)	(52.1)	(286.5)	(146.6)
Other	(3.1)	(15.4)	(31.1)	(2.0)
Net cash used in financing activities	(254.2)	(649.5)	(1,069.8)	(2,105.7)
Effect of exchange rate changes on cash	(10.1)	(19.6)	3.4	(21.7)
Net change in cash, cash equivalents and restricted cash	(39.0)	(134.9)	(152.3)	(63.8)
Cash, cash equivalents and restricted cash - beginning of period	640.8	857.4	754.1	786.3
Cash, cash equivalents and restricted cash - end of period	$601.8	$722.5	$601.8	$722.5

	Three months ended

	September 30, 2023	September 30, 2022
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$591.0	$702.8
Restricted cash in other current assets	9.4	8.6
Restricted cash in other assets	1.4	11.1
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$601.8	$722.5
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to Mosaic	$(4.2)	$841.7	$799.6	$3,059.6
Basic weighted average number of shares outstanding	331.5	344.2	333.0	356.5
Dilutive impact of share-based awards	—	3.5	2.1	3.6
Diluted weighted average number of shares outstanding	331.5	347.7	335.1	360.1
Basic net income (loss) per share attributable to Mosaic	$(0.01)	$2.45	$2.40	$8.58
Diluted net income (loss) per share attributable to Mosaic	$(0.01)	$2.42	$2.39	$8.50
Notable items impact on net income per share attributable to Mosaic	(0.69)	(0.80)	(0.48)	(0.81)
Adjusted diluted net income per share attributable to Mosaic	$0.68	$3.22	$2.87	$9.31

Free Cash Flow

	Three months ended September 30,
	2023	2022
Net cash provided by operating activities	$647	$889
Capital expenditures	(412)	(353)
Working capital financing(a)	100	51
Free cash flow	$335	$587
(a) Includes net proceeds (payments) from inventory financing arrangements, structured accounts payable arrangements and commercial paper borrowings.

Adjusted EBITDA

Consolidated Earnings (in millions)	Three months ended September 30,
	2023	2022
Consolidated net earnings (loss) attributable to Mosaic	$(4)	$842
Less: Consolidated interest expense, net	(17)	(31)
Plus: Consolidated depreciation, depletion and amortization	239	229
Plus: Accretion expense	23	19
Plus: Share-based compensation expense	6	6
Plus: Consolidated provision for income taxes	(6)	277
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	16	72
Plus: Notable items	335	354
Adjusted EBITDA	$594	$1,686

	Three months ended
	September 30,	June 30,	September 30,
Potash Earnings (in millions)	2023	2023	2022
Operating Earnings	$200	$328	$793
Plus: Depreciation, Depletion and Amortization	66	74	76
Plus: Accretion Expense	2	2	2
Plus: Foreign Exchange Gain (Loss)	(26)	23	(19)
Plus: Other Income (Expense)	(43)	—	—
Plus: Notable Items	68	(19)	19
Adjusted EBITDA	$267	$408	$871

	Three months ended
	September 30,	June 30,	September 30,
Phosphates Earnings (in millions)	2023	2023	2022
Operating Earnings (Loss)	$(58)	$146	$131
Plus: Depreciation, Depletion and Amortization	117	129	121
Plus: Accretion Expense	16	16	13
Plus: Foreign Exchange Gain (Loss)	4	(2)	3
Plus: Other Income (Expense)	(6)	(1)	1
Less: Earnings from Consolidated Noncontrolling Interests	8	12	14
Plus: Notable Items	136	109	226
Adjusted EBITDA	$201	$385	$481

	Three months ended
	September 30,	June 30,	September 30,
Mosaic Fertilizantes (in millions)	2023	2023	2022
Operating Earnings (Loss)	$77	$(20)	$323
Plus: Depreciation, Depletion and Amortization	54	38	28
Plus: Accretion Expense	5	5	4
Plus: Foreign Exchange Gain (Loss)	(48)	73	(66)
Plus: Other Income (Expense)	(1)	(1)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(2)	—
Plus: Notable Items	60	(31)	55
Adjusted EBITDA	$147	$66	$343

	Three months ended
Potash Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2023	2023	2022
Gross margin / tonne	$95	$155	$373
Notable items in gross margin / tonne	—	—	—
Adjusted gross margin / tonne	$95	$155	$373

	Three months ended
Phosphate Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2023	2023	2022
Gross margin / tonne	$53	$112	$217
Notable items in gross margin / tonne	—	17	5
Adjusted gross margin / tonne	$53	$129	$222

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2023	2023	2022
Gross margin / tonne	$35	$5	$123
Notable items in gross margin / tonne	—	6	(5)
Adjusted gross margin / tonne	$35	$11	$118